Exhibit 28(h)(iii)

FIRST AMENDMENT TO
MUTUAL FUND SERVICES AGREEMENT

WHEREAS, Midas Series Trust (the “Trust”), a Delaware statutory trust, on behalf of and for the benefit of Midas Fund and Midas Magic, each a series of the Trust (each a “Fund”), and Huntington Asset Services, Inc. (“HASI”), a Delaware corporation, have entered into a Mutual Fund Services Agreement originally dated as of March 1, 2012, as amended, restated, supplemented, assigned, or otherwise modified (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement (this “Amendment”);

NOW, THEREFORE, effective as of the execution date of this Amendment (the “Effective Date”), the Trust and HASI agree to amend the Agreement as follows:

1.	HASI’s name in the Agreement is hereby changed to: “Ultimus Asset Services, LLC”. Ultimus Asset Services, LLC (“Ultimus”) is a Delaware limited liability company.

2.	Exhibit B to the Agreement is amended to add the following:

•	Provide accounting information, and prepare and file with the SEC the reports on Forms N-CEN and N-PORT.

3.	Section 6 (d) of the Agreement is amended to add the following:

Each Fund agrees to promptly reimburse Ultimus for the actual third-party data costs and data services required to complete Forms N-PORT and N-CEN or to meet the requirements of Rules 30a-1 and 30b1-9 under the 1940 Act.

4.	Exhibit F to the Agreement is amended to add the following:

FORMS N-CEN and N-PORT

•
Beginning on the Effective Date, each Fund agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN (subject to the terms set forth in Section 6(d) of the Agreement) and to meet the requirements of Rule 30a-1 under the 1940 Act, provided such costs have been documented and made available to the Fund upon request.

•
Each Fund agrees to pay Ultimus a one-time implementation fee of $3,000 per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act.  The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee Per Fund (paid monthly)**
	Less than 11	$3,500 plus out of pocket charges
Equity Funds*	11 to 500	$6,000 plus out of pocket charges
	501 to 2,000	$8,000 plus out of pocket charges
	Over 2,000	TBD

Fixed Income Funds	Less than 500	$7,500 plus out of pocket charges
	501 to 1,000	$10,000 plus out of pocket charges
	Over 1,000	TBD
* Equity Fund is defined by any fund that has less than 25% debt exposure over the previous three-month period.
**Out of pocket charges are subject to the terms set forth in Section 6(d) of the Agreement.

5.    Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms.  If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

6.   This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Parties have duly executed this Amendment as of November 30, 2018.

MIDAS SERIES TRUST, on behalf and for the benefit of Midas Fund and Midas Magic, severally and not jointly By: /s/ Russell Kamerman Name: Russell Kamerman Title: General Counsel	ULTIMUS ASSET SERVICES, LLC By: /s/ Mark J Seger Name: Mark Seger Title: Co-CEO